Exhibit 99.1

Gain Therapeutics Presents Additional Clinical and Biomarker Data from Phase 1b Clinical Study of GT-02287 and Preclinical Data from Novel Chemical Series at AD/PD 2026

Additional biomarker analysis reveals higher CSF levels of DOPA decarboxylase (DDC – an emerging PD biomarker) at baseline with a reduction following 90 days of dosing with GT-02287 in individuals with high baseline CSF glucosylsphingosine

Additional MDS-UPDRS data demonstrate continued durability at day 150 of GT-02287 administration

Novel chemical series, headlined by advanced lead GT-04686, is ready for IND-enabling studies for the treatment of Parkinson’s disease and other neurological disorders

BETHESDA, MD, March 18, 2026 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today announced the presentation of an oral presentation and poster at AD/PD™ 2026 International Conference on Alzheimer’s and Parkinson’s Disease and Related Neurological Disorders, being held March 17-21, 2026, in Copenhagen, Denmark. The oral presentation outlined new clinical and biomarker data from the Phase 1b clinical study of GT-02287 further supporting disease-modifying potential in both idiopathic and GBA1 Parkinson’s disease. The Company also presented a poster outlining preclinical data from a structurally distinct chemical series of allosteric glucocerebrosidase (GCase) modulators, which are ready for IND-enabling studies for the treatment of Parkinson’s disease (PD) and other neurological disorders.

AD/PD Oral Presentation

The oral presentation, entitled, “An Open-Label Phase 1b Study of GT-02287 in Parkinson’s Disease,” was delivered on-site by the Company’s Chief Medical Officer, Jonas Hannestad, M.D., Ph.D. Data on safety, tolerability, biomarkers, and clinical scores from the completed Part 1 of the study support continued development of GT-02287 for PD. Of the 19 participants who completed dosing in Part 1, 16 chose to continue in the ongoing nine-month extension (Part 2), further supporting the tolerability of GT-02287. A Data Monitoring Committee meeting on March 5, 2026, concluded that the study should continue without any changes.

As previously presented in January 2026, in all participants with elevated baseline levels of glucosylsphingosine (GluSph) in cerebrospinal fluid (CSF), GluSph decreased substantially after 90 days of treatment with GT-02287. Elevated GluSph, a result of GCase dysfunction, has been shown to increase the aggregation of alpha synuclein and to impair mitochondrial and lysosomal function in neurons.

As of March 10, 2026, of the 16 participants enrolled in the ongoing nine-month extension, 14 had completed dosing for five months (Day 150). MDS-UPDRS scores remained stable over 150 days of dosing. Preliminary data (subject to quality assurance) suggests that participants with elevated baseline levels of GluSph in CSF continued to benefit more than those with low baseline levels of GluSph in CSF, with a difference of 6.7 points in the sum of MDS-UPDRS Part II and Part III scores between the two groups at Day 150.

Additionally, in individuals with high levels of CSF GluSph at baseline, levels of DOPA decarboxylase (DDC) decreased following 90 days of treatment with GT-02287. DDC is responsible for converting levodopa into dopamine in the brain and peripheral nervous system and is elevated in the CSF of people with Parkinson’s – likely due to dopaminergic neuron dysfunction.

Gene Mack, President and CEO of Gain Therapeutics, commented on the results, saying, “We are encouraged by the evolving biomarker evidence in the Phase 1b clinical study of GT-02287 in Parkinson’s disease that suggests GT-02287 is targeting the causative biology of PD. Building on our previously reported reduction of GluSph in CSF, this additional data shows a correlation between decreased levels of GluSph, decreased levels of DDC, and improvements in MDS-UPDRS scores associated with treatment with GT-02287.” He continued, “Importantly, MDS-UPDRS scores remained stable and durable across the overall study population after 150 days of treatment with GT-02287, which we view as an encouraging signal in this progressive neurological disorder. The totality of the data continues to support the potential of GT-02287 in both idiopathic and GBA1 Parkinson’s disease and we hope to one day shift the treatment paradigm away from symptomatic relief and to disease modification.”

Jonas Hannestad, Chief Medical Officer of Gain Therapeutics, stated, “We are continuing to follow patients in the Phase 1b nine-month extension study that is expected to complete in September 2026 and look forward to presenting further data at scientific conferences throughout the balance of the year.”

AD/PD Poster Presentation

The poster, titled, “Novel Allosteric GCase Modulators, Different From the Clinical Stage GT-02287, for the Treatment of Parkinson’s Disease,” was presented on-site by the Company’s Head of Research Ana Maria Garcia-Collazo, Ph.D. The new, orally available, brain penetrant chemical series – led by GT-04686 – demonstrates potential for future clinical development, as evidenced by restoration of key biological activities that are impaired in Parkinson’s disease.

These findings together support advancement of this novel chemical series towards the clinic and the potential to be developed for PD and other indications where GCase deficiency is implicated.

“Our proprietary Magellan™ drug discovery platform has yielded novel GCase allosteric modulators that have generated promising preclinical data in Parkinson’s disease models. We look forward to further development of these novel, structurally distinct compounds and continued deployment of Magellan™ to identify leads targeting other neurodegenerative and rare diseases,” said Joanne Taylor, Ph.D., Senior Vice President of Research at Gain.

A PDF of the poster presented at AD/PD 2026 is available on the Science and Technology section of the Company’s website at https://gaintherapeutics.com/science-and-technology/posters.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors.

In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting. Compelling data in these models, demonstrating a disease-modifying effect of GT-02287, suggest that the drug candidate may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with an increase in GCase activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which enrolled participants across seven sites in Australia, is to evaluate the safety and tolerability of GT-02287 after three months of dosing in people with Parkinson’s disease. The recently commenced Phase 1b study extension allows participants to continue to be treated with GT-02287 for up to a total of 12 months.

Initial results from the Phase 1b clinical trial in people with Parkinson’s disease demonstrated central nervous system target engagement, a reduction to baseline levels in the prespecified endpoint glucosylsphingosine (GluSph), and improvement or stabilization in MDS-UPDRS scores.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287 and GT-04686; expectations regarding the completion and timing of results from a Phase 1b clinical study for GT-02287, including any extension studies; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287, including any extension studies; the timing of any submissions to the FDA or other regulatory bodies and agencies and the timing of any responses from the FDA or other regulatory bodies and agencies; the timing of the commencement of any Phase 2 clinical studies for GT-02287; and the potential therapeutic and clinical benefits of the Company’s product candidates, including GT-02287 and GT-04686. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2024, and other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

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